Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Oragenics, Inc. (“Oragenics,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms that are included in our amended and restated articles of incorporation (as amended) and our bylaws (as amended) as well as the specific agreements such descriptions relate to. This summary is qualified in its entirety by the specific terms and provisions contained in our restated articles of incorporation, bylaws and the specific agreements described herein, copies of which we have filed as exhibits to our Annual Report on Form 10-K and are incorporated herein by reference.

Overview

Authorized Capital Stock

Our authorized capital stock consists of 4,166,666 shares of common stock, par value $0.001, and 50,000,000 shares of preferred stock, without par value.

Listing of Common Stock

Our common stock is currently listed on the NYSE American under the trading symbol “OGEN.”

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Approval of an amendment of our articles of incorporation, a merger, a share exchange, a sale of all our property or dissolution must be approved by a majority of all votes entitled to be cast. Such votes may be cast in person or by proxy as provided in Article I Section 8 of our bylaws. One third of our shares entitled to vote constitute a quorum for purposes of a meeting of our shareholders.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board of Directors out of the funds legally available.

In the event of the liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Rights upon Liquidation

Upon our liquidation, dissolution or winding-up, after payment in full of our liabilities and the amounts required to be paid to holders of any outstanding shares of preferred stock, if any, all holders of our common stock, along with the holders of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on an “as if” converted basis, will be entitled to receive a pro rata distribution of all of our assets and funds legally available for distribution.

Redemption and Pre-Emptive Rights

No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any of our other securities.

Fully Paid and Non-assessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering, will be fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without action by our shareholders, to designate and issue up to 50,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, the number of shares constituting any class or series and the designation of the class or series. Terms selected by our Board of Directors in the future could decrease the amount of earnings and assets available for distribution to holders of shares of common stock or adversely affect the rights and powers, including voting rights, of the holders of shares of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of the Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock or any other preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

Series A Convertible Preferred Stock

On May 10, 2017 and on July 25, 2017, we issued an aggregate of 12,000,000 shares of convertible preferred stock, designated as the Series A Convertible Preferred Stock pursuant to the certificate of designation and rights filed by us with the Secretary of State of the State of Florida, with an aggregate original purchase price and initial liquidation preference of $3.0 million. Each share of Series A Convertible Preferred Stock was issued for an amount equal to $0.25 per share, which we refer to as the original purchase price. On March 9, 2018 and August 26, 2022, certain holders of Series A Convertible Preferred Stock elected to convert to common stock and, as a result of such conversions, 5,417,000 shares of Series A Preferred remain outstanding.

The following description is a summary of the material provisions of the Series A Convertible Preferred Stock and the certificate of designation and rights and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Series A Convertible Preferred Stock and certificate of designation and rights of Series A Convertible Preferred Stock, including the definitions of certain terms used in the certificate of designation and rights. We urge you to read this document because it, and not this description, defines the rights of a holder of the Series A Convertible Preferred Stock. A copy of the form of certificate of designation and rights that we filed with the Secretary of State of the State of Florida effective May 10, 2017 as amended and restated effective November 8, 2017 has been incorporated by reference as part of our Articles of Incorporation included as an exhibit to our Form 10-K.

No Mandatory Redemption Date or Sinking Fund

The shares of Series A Convertible Preferred Stock do not have a mandatory redemption date and are not subject to any sinking fund. The shares of Series A Convertible Preferred Stock will remain outstanding indefinitely unless we elect to redeem them under the circumstances described below in “Redemption” or we otherwise repurchase them or they are converted into shares of our common stock as described below under “Conversion Rights.”

Dividends

The shares of Series A Convertible Preferred Stock are entitled to participate in all dividends declared and paid on shares of company common stock on an “as if” converted basis.

Liquidation Preference

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary that is not a Fundamental Transaction (as defined in the certificate of designation), the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets, the greater of (i) the product of the number of shares of Series A Preferred Stock then held by such holder, multiplied by the original issue price; and (ii) the amount that would be payable to such holder in the liquidation in respect of Common Stock issuable upon conversion of such shares of Series A Preferred Stock if all outstanding shares of Series A Preferred Stock were converted into Common Stock immediately prior to the Liquidation.

Ranking

The Series A Convertible Preferred Stock ranks (i) on par with the Common Stock and Series B Convertible Preferred Stock and junior to Series C Non-Convertible Preferred Stock as to dividend rights and (ii) on par with Series B Convertible Preferred Stock, junior to Series C Non-Convertible Preferred Stock and senior to Common Stock as to rights upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

See “Voting Rights—Matters Requiring Approval of Holders of Series A Convertible Preferred Stock” for a description of the types of issuances of equity securities and other securities of our company requiring approval of holders of a majority of shares of Series A Convertible Preferred Stock then outstanding, voting together as a class.

Redemption

To the extent we have funds legally available therefor, at any time after the fifth anniversary of the original issue date of the Series A Convertible Preferred Stock, we have the right to redeem all or any portion of the outstanding shares of Series A Convertible Preferred Stock at the original issue price of $0.25 by providing at least seventy five (75) days written notice of such redemption to all holders of the then outstanding shares of Series A Convertible Preferred Stock.

Conversion Rights

The holders of shares of Series A Convertible Preferred Stock will, at any time, be entitled to convert some or all of their Series A Convertible Preferred Stock into the number of shares of our common stock obtained by dividing the original purchase price of the shares to be converted by the aggregate Series A conversion price (which originally equaled the original purchase price, but is subject to adjustment), which amount we refer to as the conversion price.

The conversion price will be adjustable upon the occurrence of certain events and transactions to prevent dilution as described under “Adjustments to Conversion Price to Prevent Dilution.” Any shares of our common stock issued upon conversion of the shares of Series A Convertible Preferred Stock shall be validly issued, fully paid and non-assessable. The Company shall in lieu of fractional shares rounded up to the next whole share. The initial conversion price was $0.25 but was adjusted to $2.50 as a result of the Company’s reverse split of 1 for 10 on January 19, 2018 and further adjusted following our 1 for 60 reverse stock split effective on January 20, 2023.

Adjustments to Conversion Price to Prevent Dilution

The Series A Convertible Preferred Stock is subject to provisions that protect the holders against dilution by adjustment of the conversion price and/or number of shares of common stock issuable upon conversion in certain events such as a subdivision, combination or reclassification of our outstanding common stock.

Voting Rights—Matters Requiring Approval of Holders of Series A Convertible Preferred Stock

Except as otherwise required by law, the Series A Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Convertible Preferred Stock, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Registration Rights

The holders of the Series A Convertible Preferred Stock were granted certain demand registration rights and piggyback registration rights with respect to the shares of our Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of their associated warrants, subject to customary cutbacks, blackout periods and other exceptions.

Series B Convertible Preferred Stock

On November 8, 2017, we issued 6,600,000 shares of convertible preferred stock, designated as the Series B Convertible Preferred Stock pursuant to the certificate of designation and rights filed by us with the Secretary of State of the State of Florida, with an aggregate original purchase price and initial liquidation preference of $3.3 million. Each share of Series B Convertible Preferred Stock was issued for an amount equal to $0.50 per share, which we refer to as the original purchase price. On August 26, 2022 a certain holder of Series B Convertible Preferred Stock elected to convert to common stock and, as a result of such conversion, 4,050,000 shares of Series B Convertible Preferred Stock remain outstanding.

The following description is a summary of the material provisions of the Series B Convertible Preferred Stock and the certificate of designation and rights and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Series B Convertible Preferred Stock and certificate of designation and rights of Series B Convertible Preferred Stock, including the definitions of certain terms used in the certificate of designation and rights. We urge you to read this document because it, and not this description, defines the rights of a holder of the Series B Convertible Preferred Stock. A copy of the form of certificate of designation and rights that we filed with the Secretary of State of the State of Florida effective November 8, 2017 has been incorporated by reference as part of our Articles of Incorporation included as an exhibit to our Form 10-K.

No Mandatory Redemption Date or Sinking Fund

The shares of Series B Convertible Preferred Stock do not have a mandatory redemption date and are not subject to any sinking fund. The shares of Series B Convertible Preferred Stock will remain outstanding indefinitely unless we elect to redeem them under the circumstances described below in “Redemption” or we otherwise repurchase them or they are converted into shares of our common stock as described below under “Conversion Rights.”

Dividends

The shares of Series B Convertible Preferred Stock are entitled to participate in all dividends declared and paid on shares of company common stock on an “as if” converted basis.

Liquidation Preference

Upon any liquidation, dissolution or winding-up of the Company (any such event, a “Liquidation”), whether voluntary or involuntary, each holder of shares of Series B Convertible Preferred Stock shall be entitled to receive, after payment to the Series C Non-Convertible Preferred Stock as provided in the Certificate of Designation of Series C Non-Convertible Preferred Stock, but on par with Series A Convertible Preferred Stock and in preference to the holders of Common Stock, an amount of cash equal to the greater of (i) the product of the number of shares of Series B Convertible Preferred Stock then held by such holder, multiplied by the original issue price; and (ii) the amount that would be payable to such holder in the Liquidation in respect of Common Stock issuable upon conversion of such shares of Series B Convertible Preferred Stock if all outstanding shares of Series B Convertible Preferred Stock were converted into Common Stock immediately prior to the Liquidation (disregarding for this purpose any and all limitations of any kind on such conversion).

Ranking

The Series B Convertible Preferred Stock ranks (i) on par with the Common Stock and Series A Convertible Preferred Stock and junior to Series C Non-Convertible Preferred Stock as to dividend rights and (ii) junior to Series C Non-Convertible Preferred Stock, on par with Series A Convertible Preferred Stock and senior to the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

See “Voting Rights—Matters Requiring Approval of Holders of Series B Convertible Preferred Stock” for a description of the types of issuances of equity securities and other securities of our company requiring approval of holders of a majority of shares of Series B Convertible Preferred Stock then outstanding, voting together as a class.

Redemption

To the extent we have funds legally available therefor, at any time after the fifth anniversary of the original issue date of the Series B Convertible Preferred Stock, we have the right to redeem all or any portion of the outstanding shares of Series B Convertible Preferred Stock at the original issue price of $0.50 by providing at least seventy five (75) days written notice of such redemption to all holders of the then outstanding shares of Series B Convertible Preferred Stock.

Conversion Rights

The holders of shares of Series B Convertible Preferred Stock will, at any time, be entitled to convert some or all of their Series B Convertible Preferred Stock into the number of shares of our common stock obtained by dividing the original purchase price of the shares to be converted by the aggregate Series B conversion price (which originally equaled the original purchase price, but is subject to adjustment), which amount we refer to as the conversion price and then multiplying such product by two (2).

The conversion price will be adjustable upon the occurrence of certain events and transactions to prevent dilution as described under “Adjustments to Conversion Price to Prevent Dilution.” Any shares of our common stock issued upon conversion of the shares of Series B Convertible Preferred Stock shall be validly issued, fully paid and non-assessable. The Company shall either pay cash in lieu of fractional shares or round up to the next whole share. The initial conversion price was $0.50 but was adjusted to $5.00 as a result of the Company’s reverse split of 1 for 10 on January 19, 2018 and further adjusted following our 1 for 60 reverse stock split effective on January 20, 2023.

Adjustments to Conversion Price to Prevent Dilution

The Series B Convertible Preferred Stock is subject to provisions that protect the holders against dilution by adjustment of the conversion price and/or number of shares of common stock issuable upon conversion in certain events such as a subdivision, combination or reclassification of our outstanding common stock.

Voting Rights—Matters Requiring Approval of Holders of Series B Convertible Preferred Stock

Except as otherwise required by law, the Series B Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock, (a) amend, alter, repeal, restate or supplement (in each case, whether by reclassification, merger, consolidation, reorganization or otherwise) the certificate of designation in any manner that would adversely affect the holders of the Series B Convertible Preferred Stock, (b) authorize or agree to authorize any increase in the number of shares of Series B Convertible Preferred Stock or issue any additional shares of Series B Convertible Preferred Stock, (c) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company which would adversely affect any right, preference, privilege or voting power of the Series B Convertible Preferred Stock or the holders thereof or (d) agree to take any of the foregoing actions.

Registration Rights

The holders of the Series B Convertible Preferred Stock were granted certain demand registration rights and piggyback registration rights with respect to the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of their associated warrants, subject to customary cutbacks, blackout periods and other exceptions.

Series C Non-Voting, Non-Convertible Preferred Stock

On November 8, 2017, we issued to a single older 100 shares of non-convertible preferred stock, designated as the Series C Non-Voting, Non-Convertible Preferred Stock pursuant to the certificate of designation and rights filed by us with the Secretary of State of the State of Florida, with a stated value and liquidation preference equal to $33,847.9874 per share, which we refer to as the Stated Value. The shares of Series C Non-Voting, Non-Convertible Preferred Stock were entitled to payment-in-kind (“PIK”) dividends thereon at the annual rate of twelve percent (12%) (the “Initial Rate”) of its Stated Value, payable by issuing additional shares of Series C Non-Voting, Non-Convertible Preferred Stock within thirty days after the end of each calendar year, pro-rata for partial years. During the three months ended March 31, 2021, the Company provided a notice of redemption, to the holder of the Company’s Series C Preferred Stock to redeem all outstanding Series C Preferred Stock (which included the dividend of 26.697 shares paid on January 28, 2021 and any accrued dividends due through the redemption date of March 13, 2021). The Series C Preferred Stock redemption amount of approximately $5.6 million was paid on March 15, 2021 and all outstanding shares of Series C Preferred Stock were cancelled.

Series D Preferred Stock-Converted to Common Stock

On July 13, 2018, our board of directors designated 9,364,000 shares of our preferred stock as Series D Convertible Preferred Stock (“Series D Preferred Stock”), which were subsequently issued on July 17, 2018, none of which are currently issued and outstanding. The preferences and rights of the Series D Preferred Stock was set forth in a Certificate of Designation (the “Series D Certificate of Designation”). Pursuant to a transfer agency agreement between us and Continental Stock Transfer & Trust Company, as transfer agent, the Series D Preferred Stock was issued in book-entry form and represented only by one or more global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Prior to the end of 2018, all of 9,364,000 shares of Series D Preferred Stock converted to common stock and as such, the Company no longer has any Series D Preferred Stock outstanding.

Registration Rights

Series A Preferred Stock Private Placement. Pursuant to the May 10, 2017 Registration Rights Agreement, we granted certain demand registration rights and piggyback registration rights with respect to the shares of our Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of the common stock warrants that were issued commensurate with the issuance of the Series A Preferred Stock.

Series B Preferred Stock Private Placement. Pursuant to the November 8, 2017 Amended and Restated Registration Right Agreement, we granted certain demand registration rights and piggyback registration rights with respect to the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock and the exercise of the common stock warrants that were issued commensurate with the issuance of the Series B Preferred Stock.. The Amended and Restated Registration Rights Agreement amended the previous registration rights agreement entered into in connection with our Series A Preferred Stock Financing in May 2017.

The following descriptions are summaries of the material terms that are included in our amended and restated articles of incorporation (as amended) and our bylaws (as amended) as well as the specific agreements such descriptions relate to. This summary is qualified in its entirety by the specific terms and provisions contained in our restated articles of incorporation, bylaws and the specific agreements described herein, copies of which we have filed as exhibits to our Form 10-K.

Certain Anti-Takeover Provisions

Florida Law

We are not subject to the statutory anti-takeover provisions under Florida law because in our articles of incorporation we have specifically elected to opt out of both the “control-share acquisitions” (F.S. 607.0902) and the “affiliated transactions” (F.S. 607.0901) statutes. Since these anti-takeover statutes do not apply to a corporation that has specifically elected to opt out of such provisions, we would not be able to invoke the protection of such statutes in the event of a hostile takeover attempt.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws contain provisions that could have an anti-takeover effect. These provisions include

●	authorization of the issuance of “blank check” preferred stock that could be issued by our Board of Directors without shareholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror;

●	the ability of the Board of Directors to amend the bylaws without shareholder approval;

●	vacancies on our board may only be filled by the remaining Directors and not our shareholders; and

●	requirements that only our Board, our President or holders of more than 10% of our shares can call a special meeting of shareholders.

These provisions in our articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which shareholders might otherwise receive a premium for their shares over their current prices. Such provisions could also limit the ability of shareholders to approve transactions that shareholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, New York 10004, telephone: (212) 509-4000.